Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

Torchmark to Acquire Family Heritage Life Insurance Company of America

MCKINNEY, TX – August 1, 2012 – Torchmark Corporation (NYSE: TMK) announced today that it has signed a definitive agreement to acquire Family Heritage Life Insurance Company of America (“Family Heritage”), a privately-held supplemental health insurance provider, for approximately $218.5 million, subject to closing adjustments. The transaction will be funded internally with cash from Torchmark’s insurance subsidiaries and is expected to be immediately accretive to earnings per share with minimal impact, if any, on Torchmark’s free cash flow available for stock repurchases or the RBC ratios of the insurance subsidiaries. The transaction is expected to close early in the fourth quarter of 2012.

Founded in 1989 and headquartered in Cleveland, Ohio, Family Heritage is a specialty insurer focused primarily on selling individual supplemental health insurance products with a return-of-premium feature. Family Heritage has approximately 1,200 captive sales agents, 41 sales directors and over 223,000 policies in force. Statutory admitted assets at December 31, 2011 were approximately $488 million, GAAP net income for 2011 was approximately $21 million, and direct premiums written in 2011 were $162 million.

“We are excited about the addition of Family Heritage to the Torchmark family” said Torchmark co-CEO’s Gary Coleman and Larry Hutchison. “This transaction meets the criteria we established when we began looking at possible acquisitions several years ago. Family Heritage offers protection-oriented insurance to middle income families through a captive agency force that we believe we can help grow. The Company has a track record of solid premium growth and strong underwriting margins with a business plan that incorporates a variable-cost marketing structure. We expect a seamless transition, as we have complete confidence in the Family Heritage management team, agents and employees. We look forward to welcoming all of them to Torchmark.”

Torchmark expects the transaction to add about one to three cents to net operating earnings per share in 2012 and approximately thirteen to seventeen cents per share in 2013.

Torchmark’s financial advisor in the transaction is Wells Fargo Securities; Locke Lord LLP is serving as legal advisor to Torchmark. The financial advisor for the owners of Family Heritage is Willis Capital Markets & Advisory and Peter J. Solomon Company; Sidley Austin LLP is serving as their legal advisor.

About Torchmark

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to working families. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental life and health insurance.

About Family Heritage Life Insurance Company of America

Family Heritage is a provider of supplemental health insurance and life insurance products to American families. Founded in 1989, the company specializes in life insurance and cancer, heart disease and stroke and accident insurance products with a return of premium feature. Family Heritage proudly serves over 200,000 American families with a nationwide captive agency force.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2011, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

For additional information contact:	Mike Majors
	Phone:	972/569-3627
	Fax:	972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

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